Filed Pursuant to Rule 433
Registration No. 333-261622
THE PNC FINANCIAL SERVICES GROUP, INC.
$1,000,000,000 5.812% FIXED RATE/FLOATING RATE SENIOR NOTES DUE JUNE 12, 2026
$2,500,000,000 5.582% FIXED RATE/FLOATING RATE SENIOR NOTES DUE JUNE 12, 2029

	2026 Senior Notes	2029 Senior Notes

Issuer:	The PNC Financial Services Group, Inc. (“PNC”)	The PNC Financial Services Group, Inc. (“PNC”)

Security:	5.812% Fixed Rate/Floating Rate Senior Notes due June 12, 2026 (the “2026 Senior Notes”)	5.582% Fixed Rate/Floating Rate Senior Notes due June 12, 2029 (the “2029 Senior Notes”)

Ranking:	Senior	Senior

Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)	A3 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000	$2,500,000,000

Price to Investors:	100.000% of face amount	100.000% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	June 7, 2023	June 7, 2023

Settlement Date:**	June 12, 2023 (T+3)	June 12, 2023 (T+3)

Maturity:	June 12, 2026	June 12, 2029

Optional Redemption Date:	Redeemable in whole, but not in part, on June 12, 2025, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2026 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 30-day period prior to, and including, the maturity date at 100% of the principal amount of the 2026 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption	Redeemable in whole, but not in part, on June 12, 2028, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2029 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 30-day period prior to, and including, the maturity date at 100% of the principal amount of the 2029 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption

Fixed Rate Period:	From, and including, June 12, 2023 to, but excluding, June 12, 2025	From, and including, June 12, 2023 to, but excluding, June 12, 2028

Floating Rate Period:	From, and including, June 12, 2025 to, but excluding, the maturity date	From, and including, June 12, 2028 to, but excluding, the maturity date

Interest Rates:
Fixed Rate Period: 5.812% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated June 7, 2023, plus 1.322%

Fixed Rate Period: 5.582% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated June 7, 2023, plus 1.841%

Interest Payment Dates:
Fixed Rate Period: Each June 12 and December 12, commencing on December 12, 2023 and ending on June 12, 2025
Floating Rate Period: September 12, 2025, December 12, 2025, March 12, 2026 and at the maturity date

Fixed Rate Period: Each June 12 and December 12, commencing on December 12, 2023 and ending on June 12, 2028
Floating Rate Period: September 12, 2028, December 12, 2028, March 12, 2029 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 4.250% due May 31, 2025	UST 3.625% due May 31, 2028

Reference Benchmark Yield:	4.542%	3.912%

Spread to Reference Benchmark:	127 basis points	167 basis points

Re-offer Yield:	5.812%	5.582%

CUSIP/ISIN:	693475 BQ7 / US693475BQ72	693475 BR5 / US693475BR55

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. PNC Capital Markets LLC	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. PNC Capital Markets LLC

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**   Note: We expect that delivery of the 2026 Senior Notes and the 2029 Senior Notes (collectively, the “Senior Notes”) will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the second business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest
Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.
The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649, Citigroup Global Markets Inc. at 1-800-831-9146 or PNC Capital Markets LLC at 1-855-881-0697.
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